EXHIBIT 23.3

                                   CONSENT OF
                            SAEED KAMRAN PATEL & CO.

      We hereby consent to the inclusion in this Registration Statement on Form SB-2 (Registration No. 333-116512) and in the related Prospectus, of our reports relating to the financial statements of NetSol (Pvt) Limited, NetSol Technologies (Pvt) Limited and, NetSol Connect (Pvt) Limited for the fiscal years ending June 30, 2005 and June 30, 2004 and, our report relating to the financial statements of TIG-NetSol (Pvt) Limited for the fiscal year ended June 30, 2005 all dated August 15, 2005. We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Saeed Kamran Patel & Co.
Chartered Accountants
Lahore, Pakistan
Date: March 21, 2006